SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 28, 2003

Date of report (date of earliest event reported)

QUADRAMED CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21031	52-1992861
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 Pelican Way, San Rafael, California, 94901

(Address of Principal Executive Offices)

(415) 482-2100

(Registrant’s telephone number, including area code)

Item 4. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

(a)  Previous Independent Accountants

On April 28, 2003, Quadramed Corporation (“the Company”) dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent accountants. The Company’s Audit Committee made the decision to change independent accountants.

PwC did not report on the Company’s consolidated financial statements for any fiscal year. Since their retention as the Company’s independent accountants on April 5, 2002 and through April 28, 2003, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their report on the consolidated financial statements.

PwC did, however, inform both management and the Audit Committee of its concerns regarding material weaknesses in the Company’s system of internal controls, policies and procedures, including the adequacy and reliability of certain financial information, and certain financial personnel. Specifically, PwC reported material weaknesses in 1) the accounting for software revenue and related expense recognition, 2) the reporting of discontinued operations, 3) the accounting for the Company’s investment in certain non-consolidated subsidiaries, 4) the accounting for certain life insurance contracts and the Supplemental Executive Retirement Plan (“SERP”), 5) the accounting and reporting of non-recurring charges, 6) the accounting for stock-based compensation, 7) the accounting and reporting of capitalized software development costs, 8) the accounting for income taxes, 9) the documentation supporting the accounting for certain business combinations, and 10) timely analysis and reconciliation of general ledger accounts. PwC further stated that these material weaknesses would require PwC to expand the scope of its uncompleted audit of Fiscal 2002, and that its findings to date may materially impact the fairness and reliability of previously issued financial statements of the Company as previously filed with the SEC and the report of the prior independent public accountants on those financial statements.

The Company has requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated May 5, 2003, is filed as Exhibit 16 to this Form 8-K.

(b)  New Independent Accountants

The Company engaged BDO Seidman LLP (“BDO”) (subject to the signing of a definitive engagement letter) as its new independent accountants as of May 5, 2003. During the two most recent fiscal years and through April 28, 2003, the Company has not consulted with BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company or oral advice was provided that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

(c)  Other Matters

As a result of the matters discussed in section (a) above, as well as management’s discovery and analysis of accounting and financial reporting errors, the Audit Committee concluded at a meeting on August 9, 2002 that the restatement of the Company’s consolidated financial statements for the years ended December 31, 2001 and 2000 and the unaudited condensed consolidated financial statements for the quarter ended March 31, 2002, was required. Deloitte & Touche LLP (“Deloitte”) was engaged to perform forensic accounting and other services in connection with accounting, disclosure and other issues that resulted in the pending restatements and rendered an extensive report to the Audit Committee and the Company.

The Audit Committee re-engaged Pisenti & Brinker, LLP (“P&B”), the Company’s independent public accountants who immediately preceded PwC, to reaudit the years ended December 31, 2000 and 2001.

In October 2002, the Audit Committee further concluded after additional meetings that the year ended December 31, 1999, a year previously audited by Arthur Andersen LLP, required restatement as well, for the same reasons as mentioned above.

The audit of the restated years has been completed by P&B and the Company expects to file an amended Form 10-K/A for the year ended December 31, 2001 during May 2003.

As previously announced, on April 15, 2003, Charles J. Stahl was named Chief Financial Officer of the Company. Mr. Stahl served as a full-time consultant to the Company since December 2002 and oversaw the final phases of the restatement effort. Mr. Stahl retired from a 30 year career with Deloitte, where he served as an audit partner and the managing partner of the Valuation and Real Estate Consulting Group.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)  Exhibits

Exhibit No.	Description

16.1	Letter, dated May 5, 2003, from PricewaterhouseCoopers LLP to the Securities and Exchange Commission.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 5, 2003	By: /s/ Julia A. Bowen
Julia A. Bowen
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

16.1	Letter, dated May 5, 2003, from PricewaterhouseCoopers LLP to the Securities and Exchange Commission.